Exhibit 5.2

HUNTON & WILLIAMS LLP 2200 PENNSYLVANIA AVENUE, N.W. WASHINGTON, D.C. 20037 TEL 202 • 955 • 1500 FAX 202 • 778 • 2201 File No: 74487.000005

April 3, 2012

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Rue Osseghem 53

1080 Brussels

Belgium

Re:	Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as U.S. counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (the “Company”), and its subsidiaries listed on Schedule 1 attached hereto (the “Guarantors”) in connection with the registration pursuant to a registration statement on Form F-3 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors of the offering from time to time, as set forth in the Registration Statement, the base prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), (i) by the Company of an unspecified number or amount and aggregate initial offering price of senior unsecured debt securities of the Company (the “Debt Securities”); and (ii) the Guarantees (defined below). The Debt Securities will be issued under the indenture, dated as of February 2, 2009, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), filed as Exhibit 4.3 to the Registration Statement (the “Indenture”). Guarantees by the Guarantors that will cover the Debt Securities (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007 (as supplemented, the “Cross Guarantee Agreement”), by and among the Company and the Guarantors, as supplemented by the Joinder Agreement, dated as of December 18, 2009. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than the enforceability of the Debt Securities and the Guarantees. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

The Indenture, the Debt Securities and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.” Delhaize US Holding, Inc., a Delaware corporation (“DUSH”), Kash n’ Karry Food Stores, Inc., a Delaware corporation (“Kash n’ Karry”), J.H. Harvey Co., LLC, a Georgia limited liability company (“Harvey”), and FL Food Lion, Inc., a Florida corporation (“FL Food Lion”), are referred to herein as the “Covered Guarantors.”

April 3, 2012

We have examined originals or certified copies of such corporate records of the Company and each of the Covered Guarantors and other certificates and documents of officials of the Company and each of the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Covered Guarantors and the validity and binding effect thereof upon the Company and the Guarantors), the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1.	When the Debt Securities have been duly authorized, executed, issued, authenticated and delivered by or on behalf of the Company and paid for, in the manner contemplated by the Registration Statement, the Prospectus and the applicable Prospectus Supplement and in accordance with the terms of the Indenture, the Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantees have been duly authorized by all necessary corporate action of each Covered Guarantor and, when the Debt Securities have been duly authorized, executed, issued, authenticated and delivered by or on behalf of the Company and paid for, in the manner contemplated by the Registration Statement, the Prospectus and the applicable Prospectus Supplement and in accordance with the terms of the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Georgia and the Business Corporation Act of the State of Florida. The term Laws specifically excludes laws relating to land use, zoning and building code issues, taxes, environmental issues, insurance, intellectual property laws, antitrust issues, ERISA laws and Federal Reserve Board margin regulation issues. Various matters concerning the Laws of: Belgium are addressed in the opinion of CMS DeBacker, Brussels, Belgium; North Carolina are addressed in the opinion of the General

April 3, 2012

Counsel of Delhaize America, LLC, Salisbury, North Carolina; Maine are addressed in the opinion of the in-house counsel of Hannaford Bros. Co., Scarborough, Maine; Massachusetts are addressed by Verrill Dana, LLP, Boston, Massachusetts; and Vermont are addressed by Pierson Wadhams Quinn Yates & Coffrin, Burlington, Vermont. We express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.

B.	The opinions in paragraphs 1 and 2 relating to the enforceability of the Debt Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law relating to or affecting the rights and remedies of creditors, or the judicial application of foreign Laws or governmental actions affecting creditors rights; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of: (a) the waiver of rights or defenses contained in Section 6.12 of the Indenture; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (c) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (d) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency; (e) whether a court other than a court of the State of New York would give effect to a choice of New York law; (f) the submission of jurisdiction to the extent it relates to the subject matter jurisdiction of any court; (g) the enforceability of any waiver of a trial by jury or waiver of objection to venue or claim of an inconvenient forum with respect to proceedings; or (h) the waiver of any right to have service of process made in the manner presented by applicable law.

C.	With your consent, we have assumed: (i) the Registration Statement will have become automatically effective upon filing with the Commission under the Securities Act and will remain effective through any offer and sale of Debt Securities; (ii) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, and that at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will be a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) that the Cross Guarantee Agreement has been duly authorized, executed and delivered, as applicable, by the Company and the Guarantors (other than the Covered Guarantors) under the Laws of their respective jurisdictions of organization.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof and

April 3, 2012

we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Hunton & Williams LLP

SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware
Delhaize America, LLC	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia